Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Fourth Quarter 2012 Results
SAN ANTONIO, Texas, February 13, 2013 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the three and twelve months ended December 31, 2012. Financial and operational highlights include:

•	Two new-build drilling rigs were added in the fourth quarter and one more has been added since year end;

•	Four well servicing rigs and two coiled tubing units have been added since the end of the third quarter;

•	All eight drilling rigs in Colombia are operating under contract;

•	43 of the Company's 59 working drilling rigs, or 73%, are operating under term drilling contracts;

•	93% of our working drilling rigs and 78% of production services assets are operating on wells that are targeting or producing oil or liquids-rich natural gas.
Consolidated Financial Results
Revenues for the fourth quarter of 2012 were $227.9 million, flat when compared to revenues in the third quarter of 2012 (“the prior quarter”) and a 12% increase over $203.7 million of revenues for the fourth quarter of 2011 (“the year-earlier quarter”). The increase from the year-earlier quarter was primarily due to fleet additions in both the Drilling Services Segment and the Production Services Segment and to the contribution from our coiled tubing business acquired at year end 2011.

Net income for the fourth quarter was $3.6 million, or $0.06 per diluted share, compared with $2.6 million, or $0.04 per diluted share in the prior quarter and $6.8 million, or $0.11 per diluted share in the year-earlier quarter.
Fourth quarter Adjusted EBITDA(1) was $60.3 million, an 8% increase from $55.6 million in the prior quarter and a 9% increase from $55.5 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $129.9 million in the fourth quarter, a 3% increase from the prior quarter and a 9% increase from the year-earlier quarter. Fourth quarter utilization was 87%, up slightly from the prior quarter, and flat with the year-earlier quarter.
We deployed two new-build drilling rigs in the fourth quarter and one more rig thus far in 2013 which brings our current fleet count to 70 drilling rigs. Our drilling rig fleet count has fluctuated due to the addition of eight new-build rigs, offset by the retirement of seven lower horsepower rigs effective September 30, 2011 and two more rigs effective March 31, 2012. We are currently deploying our ninth drilling rig and we plan to deploy the tenth new-build drilling rig by the end of the first quarter of 2013.
Average drilling revenues per day in the fourth quarter were $23,967, compared to $24,101 in the prior quarter and $23,169 in the year-earlier quarter. The slight sequential decrease was primarily due to lower average drilling revenues per day during the initial mobilization period for two rigs deployed in Colombia and due to moderate pricing pressure in the U.S. market. The decrease in average drilling revenues per day was partially offset by the impact of the new-build rigs and higher turnkey revenues. Drilling Services margin(2) per day was $8,103 in the fourth quarter as compared to $7,187 in the prior quarter and $7,686 in the year-earlier quarter. Drilling Services margin per day was higher than both of the comparative periods primarily due to the earnings benefit of deploying our new-build rigs. Additionally, our continued focus on safety performance helped us lower expenses and enhance margin.

Production Services Segment
Revenue for the Production Services Segment was $98.0 million in the fourth quarter, down 6% from the prior quarter and up 16% from the year-earlier quarter. Revenue declined sequentially as expected due to fewer daylight working hours, holiday downtime and a pull back by some clients on spending at year-end. Production Services margin(2) as a percentage of revenue was 38%, compared to 37% in the prior quarter and 42% in the year-earlier quarter. Well servicing rig utilization declined to 83% from 91% in the prior quarter and 86% in the year-earlier quarter, while pricing was $601 per hour in the fourth quarter compared to $606 in the prior quarter and $577 in the year-earlier quarter.
“We have almost completed our new-build drilling rig program, with our final two rigs scheduled to go to work by the end of the first quarter,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “We have been pleased with the program and over time have reduced the initial start-up costs associated with deploying each new rig. They are performing well, and under their multi-year contracts, they will generate substantial cash flows to support our shift in strategy towards debt reduction in 2013.
“In Colombia, we again have all eight drilling rigs working with six of these rigs working under contract extensions through March. We are currently in discussions with our client on contract renewal terms.
“Fourth quarter Drilling Services Segment utilization was better than expected despite some reductions in client spending. We continue to see some pricing pressure on our drilling operations in South Texas and West Texas, but we believe prices could be stabilizing in other regions of the U.S. In the first quarter of 2013, we expect drilling rig utilization to average between 81% and 83% and Drilling Services Segment margin to be approximately $7,300 to $7,600 per day.
“Operating results for our Production Services Segment in the fourth quarter were impacted by typical seasonality and year-end client slow-downs. We added four well servicing rigs and two coiled tubing units in the fourth quarter and we expect to add another well servicing rig in the first quarter of 2013. We saw some improvement in the operating results of our coiled tubing business as we continued to focus on driving better performance of that group.

“We believe pricing has stabilized in most areas for Production Services and we could see some improved activity later in the year as clients resume spending. Production Services revenues in the first quarter are expected to be flat, and margin as a percentage of revenues is expected be flat to down 2% as compared to the fourth quarter. In Production Services, the first quarter is typically the weakest quarter of the year,” Locke said.
Liquidity
Working capital was $62.2 million at December 31, 2012, compared to $129.9 million at December 31, 2011. Our cash and cash equivalents at year-end 2012 were $23.7 million, down from $86.2 million at year-end 2011.
The change in cash and cash equivalents during 2012 was primarily due to $364.3 million used for purchases of property and equipment, partially offset by $199.4 million of cash provided by operating activities and $99.1 million of net proceeds from debt borrowings.
As of January 31, 2013 we had $100 million outstanding and $9.0 million in committed letters of credit under our $250 million Revolving Credit Facility, leaving borrowing availability of $141 million.
Capital Expenditures
Cash capital expenditures in the fourth quarter were $73.3 million, including capitalized interest, bringing capital expenditures for the full year to $364.3 million. We estimate our total capital expenditures in 2013 will be between $140 million and $160 million. The 2013 capital expenditure budget includes funding for the completion of the remaining new-build drilling rigs, upgrades to certain drilling rigs, additional Production Services equipment and routine capital expenditures. We expect to fund this lower capital expenditure program from operating cash flow in excess of our working capital requirements, and we plan to reduce debt levels.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9835 10 minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until February 20. To access the replay, dial (303) 590-3030 and enter the pass code 4589184#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas exploration and production companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; future compliance with covenants under our senior secured revolving credit facility and our senior notes; the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2012. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K, could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is included in the tables to this press release.

(2)
Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
	(unaudited)			(audited)
Revenues:
Drilling services	$129,853	$118,859	$125,662	$498,867	$433,902
Production services	98,015	84,797	104,111	420,576	282,039
Total revenues	227,868	203,656	229,773	919,443	715,941

Costs and expenses:
Drilling services	85,950	79,430	88,188	333,846	292,559
Production services	61,001	48,989	65,395	252,775	164,365
Depreciation and amortization	44,288	35,160	42,067	164,717	132,832
General and administrative	20,926	19,232	21,269	85,603	67,318
Bad debt expense (recovery)	75	548	(368)	(440)	925
Impairment of equipment	99	—	—	1,131	484

Total costs and expenses	212,339	183,359	216,551	837,632	658,483
Income from operations	15,529	20,297	13,222	81,811	57,458

Other (expense) income:
Interest expense	(10,391)	(8,062)	(9,453)	(37,049)	(29,721)
Other	365	52	307	1,624	(6,904)
Total other expense	(10,026)	(8,010)	(9,146)	(35,425)	(36,625)

Income before income taxes	5,503	12,287	4,076	46,386	20,833
Income tax expense	(1,943)	(5,469)	(1,461)	(16,354)	(9,656)

Net income	$3,560	$6,818	$2,615	$30,032	$11,177

Income per common share:
Basic	$0.06	$0.11	$0.04	$0.49	$0.19
Diluted	$0.06	$0.11	$0.04	$0.48	$0.19

Weighted-average number of shares outstanding:
Basic	61,888	61,380	61,881	61,780	57,390
Diluted	62,900	62,568	62,825	62,762	58,779

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	23,733	86,197
Receivables, net of allowance for doubtful accounts	158,844	145,234
Deferred income taxes	11,058	15,433
Inventory	12,111	11,184
Prepaid expenses and other current assets	13,040	11,564
Total current assets	218,786	269,612

Net property and equipment	1,014,340	793,956
Intangible assets, net of accumulated amortization	43,843	52,680
Goodwill	41,683	41,683
Noncurrent deferred income taxes	5,519	735
Other long-term assets	15,605	14,088
Total assets	$1,339,776	$1,172,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$83,823	$66,440
Current portion of long-term debt	872	872
Deferred revenues	3,880	3,966
Accrued expenses	67,975	68,402
Total current liabilities	156,550	139,680

Long-term debt, less current portion	518,725	418,728
Noncurrent deferred income taxes	108,838	94,745
Other long-term liabilities	7,983	9,156
Total liabilities	792,096	662,309
Total shareholders’ equity	547,680	510,445
Total liabilities and shareholders’ equity	$1,339,776	$1,172,754

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Years Ended
	December 31,
	2012	2011

Cash flows from operating activities:
Net income	$30,032	$11,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164,717	132,832
Allowance for doubtful accounts	76	787
(Gain) loss on dispositions of property and equipment	(1,199)	151
Stock-based compensation expense	7,319	6,705
Amortization of debt issuance costs, discount and premium	2,985	3,302
Impairment of equipment	1,131	484
Deferred income taxes	13,303	8,098
Change in other long-term assets	(3,865)	2,828
Change in other long-term liabilities	(1,173)	(623)
Changes in current assets and liabilities	(13,960)	(20,862)
Net cash provided by operating activities	199,366	144,879

Cash flows from investing activities:
Acquisition of production services business of Go-Coil	—	(109,035)
Acquisition of other production services businesses	—	(6,502)
Purchases of property and equipment	(364,324)	(210,066)
Proceeds from sale of property and equipment	3,093	5,550
Proceeds from sale of auction rate securities	—	12,569
Net cash used in investing activities	(361,231)	(307,484)

Cash flows from financing activities:
Debt repayments	(874)	(113,158)
Proceeds from issuance of debt	100,000	250,750
Debt issuance costs	(58)	(7,285)
Proceeds from exercise of options	693	2,884
Proceeds from stock, net of underwriters' commissions and offering costs of $5,707	—	94,343
Purchase of treasury stock	(360)	(743)
Net cash provided by financing activities	99,401	226,791

Net (decrease) increase in cash and cash equivalents	(62,464)	64,186
Beginning cash and cash equivalents	86,197	22,011
Ending cash and cash equivalents	$23,733	$86,197

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Revenues	$129,853	$118,859	$125,662	$498,867	$433,902
Operating costs	85,950	79,430	88,188	333,846	292,559
Drilling Services margin (1)	$43,903	$39,429	$37,474	$165,021	$141,343

Average number of drilling rigs	67.7	64.0	66.0	65.0	69.3
Utilization rate	87%	87%	86%	87%	73%
Revenue days	5,418	5,130	5,214	20,728	18,383

Average revenues per day	$23,967	$23,169	$24,101	$24,067	$23,603
Average operating costs per day	15,864	15,483	16,914	16,106	15,915
Drilling Services margin per day (2)	$8,103	$7,686	$7,187	$7,961	$7,688

Production Services Segment:
Revenues	$98,015	$84,797	$104,111	$420,576	$282,039
Operating costs	61,001	48,989	65,395	252,775	164,365
Production Services margin (1)	$37,014	$35,808	$38,716	$167,801	$117,674

Combined:
Revenues	$227,868	$203,656	$229,773	$919,443	$715,941
Operating Costs	146,951	128,419	153,583	586,621	456,924
Combined margin	$80,917	$75,237	$76,190	$332,822	$259,017

Adjusted EBITDA (3) & (4)	$60,281	$55,509	$55,596	$249,283	$183,870

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services' average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (4).

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income
(in thousands)
(unaudited)

	Three months ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011

Combined margin	$80,917	$75,237	$76,190	$332,822	$259,017

General and administrative	(20,926)	(19,232)	(21,269)	(85,603)	(67,318)
Bad debt (recovery) expense	(75)	(548)	368	440	(925)
Other income (expense)	365	52	307	1,624	(6,904)
Adjusted EBITDA (3) & (4)	60,281	55,509	55,596	249,283	183,870

Depreciation and amortization	(44,288)	(35,160)	(42,067)	(164,717)	(132,832)
Impairment of equipment	(99)	—	—	(1,131)	(484)
Interest expense	(10,391)	(8,062)	(9,453)	(37,049)	(29,721)
Income tax expense	(1,943)	(5,469)	(1,461)	(16,354)	(9,656)
Net income (loss)	$3,560	$6,818	$2,615	$30,032	$11,177

(4)Our Adjusted EBITDA for the year ended December 31, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other (expense) income.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Routine and tubulars	$5,328	$9,685	$17,887	$39,051	$35,252
Discretionary	12,255	21,862	8,569	56,430	67,352
Fleet additions	28,084	14,768	47,985	162,677	41,005
	45,667	46,315	74,441	258,158	143,609
Production Services Segment:
Routine	3,833	2,691	4,306	15,311	8,168
Discretionary	10,511	11,322	8,091	37,562	31,523
Fleet additions	13,262	9,173	10,329	53,293	26,766
	27,606	23,186	22,726	106,166	66,457
Net cash used for purchases of property and equipment	73,273	69,501	97,167	364,324	210,066
Net effect of accruals	1,241	9,948	(13,762)	14,948	27,721
Total capital expenditures	$74,514	$79,449	$83,405	$379,272	$237,787

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	7	2	9
1000 HP	18	11	29
1200 to 2000 HP	7	24	31
Total	33	37	70

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	18	6	24
14,000 to 25,000 feet	12	29	41
Total	33	37	70

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			98
600 HP			10
Total			108

Wireline units			119

Coiled tubing units			13